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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                            SIMMONS NEW MEXICO, INC.,

                            A NEW MEXICO CORPORATION
                                       AND

                           SIMMONS MEDIA GROUP, INC.,

                               A UTAH CORPORATION

         This Agreement and Plan of Merger (the "Agreement") is made and entered into the 7th day of April, 2000, by and between Simmons New Mexico, Inc., a New Mexico corporation ("SNM"), and Simmons Media Group, Inc., a Utah corporation ("SMGI"). SNM and SMGI are sometimes referred to jointly in this Agreement as the "Constituent Corporations."

                                    RECITALS:

         A. SNM is a New Mexico corporation, having its principal place of business located in Albuquerque, New Mexico.

         B. SMGI is a Utah corporation, having its principal place of business located in Salt Lake City, Utah.

         C. As of the date of this Agreement, 665,000 shares of common stock of SNM, having no par value per share, and 15,000 shares of preferred stock of SNM, having no par value per share, have been authorized and issued and remain outstanding pursuant to the records of SNM, all of which shares, both common and preferred, are owned by SMGI.

         D. Among other assets, SNM is the 100% owner of the stock of Simmons New Mexico License Corp., a New Mexico corporation ("SNM License Corp."), which corporation is the holder of the following licenses granted by the Federal Communications Commission ("FCC"): KBTK-AM in Albuquerque, New Mexico; KRQS-FM, in Albuquerque, New Mexico; KZKL-FM, in Rio Rancho, New Mexico; KIVA-AM, in Corales, New Mexico; KCHQ-FM, in Santa Fe, New Mexico; and KIOT-FM, in Los Lunas, New Mexico (collectively, the "SNM Licenses").

         E. The board of directors of SNM and the board of directors of SMGI deem it advisable that SNM be merged with and into SMGI upon the terms and subject to the conditions set forth in this Agreement, in accordance with the applicable provisions of the statutes of the States of Utah and New Mexico which permit such merger, and subject to approval by the FCC of the transfer of control of the SNM Licenses from SNM (the sole stockholder of SNM License Corp.) to SMGI.


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                                    AGREEMENT

         In consideration of the agreements, covenants and provisions hereinafter contained, SNM and SMGI, by their respective boards of directors and shareholders, hereby agree as follows:

                                    ARTICLE 1
                                     MERGER

         1.1 At the Effective Time (as defined below), SNM will be merged with and into SMGI, on the terms and conditions set forth in this Agreement (the "Merger"), as permitted by and in accordance with Part 11--Merger and Share Exchange of the Utah Revised Business Corporation Act (the "Utah Merger Provisions"), Chapter 14-Business Corporations; Mergers and Consolidations of the New Mexico Business Corporation Act (the "New Mexico Merger Provisions"), and with the applicable laws of the United States of America. Upon such Merger, the separate existence of SNM shall cease and SMGI shall be the surviving corporation in the Merger. The Merger is intended to qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended.

                                    ARTICLE 2
                                EFFECT OF MERGER

         2.1 As soon as practicable after the approval and execution of this Agreement by the Constituent Corporations, SNM and SMGI shall file with the FCC such applications or notices as may be necessary to transfer ownership of 100% of the stock in SNM License Corp. from SNM to SMGI.

         2.2  Upon approval of the transfer of control of SNM License
Corp. from SNM to SMGI, SNM and SMGI shall cause Articles of Merger which comply with the terms of the Utah Merger Provisions and the New Mexico Merger Provisions (the "Articles of Merger"), together with a copy of this Agreement, to be filed with the Department of Commerce, Division of Corporations and Commercial Code, of the State of Utah (the "Utah Division") and with the Public Regulation Commission, Corporation Department, of the State of New Mexico (the "New Mexico Commission").

         2.3 The Merger shall become effective at the time the Articles of Merger are filed with the Utah Division and the New Mexico Commission in accordance with Section 2.2 above (the "Effective Time").

         2.4 At the Effective Time, the Merger shall have the effects set forth in the Utah and New Mexico Merger Provisions, including, without limitation, the following:


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                  a.       The two Constituent Corporations shall become a
single corporation, which shall be SMGI, and the separate existence of SNM shall cease.

                  b. SMGI shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises of each of the Constituent Corporations.

                  c. All property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to, or due to each of the Constituent Corporations, shall be taken and deemed to be vested in SMGI without further act or deed, and the title to all real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.

                  d. SMGI shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or SMGI may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

                  e. The aggregate amount of the net assets of the Constituent Corporations which was available for the payment of dividends immediately prior to the Merger, to the extent that the value thereof is not transferred to stated capital by the issuance of shares or otherwise, shall continue to be available for the payment of dividends by SMGI.

                  f. The Bylaws of SMGI as existing and constituted immediately prior to the Effective Time shall be and constitute the Bylaws of SMGI from and after the Effective Time.

                  g. The board of directors and the officers of SMGI immediately prior to the Effective Time shall be and constitute the board of directors and the officers of SMGI from and after the Effective Time.

                  h. The shareholders of SMGI will hold the same number of shares with the same designations, preferences, limitations and relative rights as they held in SMGI prior to the Effective Time.

                  i. The number of authorized, issued and outstanding shares of SMGI will not change as a result of the Merger.

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                  j.       The number of "participating shares" of SMGI, as that
term is defined in Utah Code Ann. Section 16-10a-1103(8) and New Mexico Statutes Ann. Section 53-14-3 (D)(2)(b), shall not change as a result of the Merger.

                                    ARTICLE 3
                              CONVERSION OF SHARES

         The manner and basis of converting the shares of the Constituent Corporations shall be as follows:

         3.1 All shares of the common and preferred stock of SMGI which are outstanding immediately prior to the Merger shall continue to be outstanding immediately after the Merger, and shall represent the issued and outstanding shares of common and preferred stock of SMGI.

         3.2 Each share of common stock of SNM which is outstanding immediately prior to the Merger, and all rights in respect thereof, IPSO FACTO, shall be cancelled, and no shares of common stock of SMGI shall be delivered in exchange therefor.

         3.3 Each share of preferred stock of SNM which is outstanding immediately prior to the Merger, and all rights in respect thereof, IPSO FACTO, shall be cancelled, and no shares of preferred stock of SMGI shall be delivered in exchange therefor.

         3.4 At or after the Effective Time, the shareholders of SNM shall surrender the certificate or certificates representing the shares of common and preferred stock of SNM for cancellation to SMGI's agent designated for such purpose. From and after the Effective Time, the certificate or certificates representing the common and preferred stock of SNM shall be deemed cancelled and terminated.

                                    ARTICLE 4
                               SUBSEQUENT ACTIONS

         4.1 If at any time after the Effective Time SMGI shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things, are necessary or desirable to vest, perfect, or confirm of record or otherwise in SMGI its rights, title, or interest in, to, or under any of the rights, properties or assets of SNM acquired or to be acquired by SMGI as a result of or in connection with the Merger or otherwise to carry out the terms of this Agreement, the officers and directors of SMGI shall be authorized to execute and deliver all such deeds, bills of sale, assignments, and assurances, and to make and do, in the name and on behalf of SNM or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any right, title and interest in, to, and under such rights, properties, or assets in SMGI or otherwise to carry out the terms of this Agreement.



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                                   ARTICLE 5
                               BOARD AUTHORIZATION

         5.1 Pursuant to Utah Code Ann. Section 16-10a-1104 (2) and (3), Utah Code Ann. Section 16-10a-1103 (7), and New Mexico Statutes Ann. Section 53-14-5 (A), this Agreement is approved by the board of directors of SMGI, which authorization has been given by unanimous written consent. This Agreement shall take effect, and shall be deemed and be taken to be the Agreement and Plan of Merger of the Constituent Corporations, upon the execution, filing and recording of such documents and the doing of such acts and things as shall be required for accomplishing the Merger under the provisions of the applicable statutes of the State of Utah and the State of New Mexico.

         5.2 The Articles of Incorporation of SMGI will not differ from its Articles of Incorporation before the Merger.

         5.3 Each shareholder of SMGI whose shares were outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the Merger.

         5.4 The number of voting shares outstanding immediately after the Merger, plus the number of voting shares issuable as a result of the Merger either by the conversion of securities issued pursuant to the Merger or the exercise of rights and warrants issued pursuant to the Merger, will not exceed by more than twenty percent (20%) the total number of voting shares of SMGI outstanding immediately before the Merger.

         5.5 The number of participating shares outstanding immediately after the Merger, plus the number of participating shares issuable as a result of the Merger either by the conversion of securities issued pursuant to the Merger or the exercise of rights and warrants issued pursuant to the Merger, will not exceed by more than twenty percent (20%) the total number of participating shares outstanding immediately before the Merger.

                   (End of Agreement; Signature Page Follows)


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         IN WITNESS WHEREOF, the Constituent Corporations have caused this
Agreement and Plan of Merger to be executed by their respective duly authorized officers as of the day and year first written above.

                                               SIMMONS NEW MEXICO, INC.



                                               By /s/ G. Craig Hanson
                                                 ------------------------------
                                               Name:   G. Craig Hanson
ATTEST:                                        Title:  President


By /s/ Bret J. Leifson
  ------------------------------
Name:   Bret J. Leifson
Title:  Secretary

                                               SIMMONS MEDIA GROUP, INC.



                                               By /s/ David E. Simmons
                                                 ------------------------------
                                               Name:   David E. Simmons
ATTEST:                                        Title:  President


By /s/ Bret J. Leifson
  ------------------------------
Name:   Bret J. Leifson
Title:  Assistant Secretary


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